EXHIBIT 8.1
LIST OF SUBSIDIARIES

		Percentage of
		Equity Interest
		Held by	Held by	Principal
Name of company	Place of incorporation	the Company	Subsidiaries	Activities
Master Replicas, Inc.	California, United States of America	100%		Design, marketing and distribution of movie and television prop replicas.

Master Replicas Hong Kong	Hong Kong		100%	Product Sourcing

Cards Inc. Limited	United Kindgom	100%		Distribution of collectibles and other products

Wealthy Holdings Limited	The British Virgin Islands	100%	—	Inactive

Luen Tat Mould Manufacturing Limited	The British Virgin Islands	100%	—	Inactive

Luen Tat Mould Design Company Limited	The British Virgin Islands	—	100%	Inactive

Onchart Industrial Limited	The British Virgin Islands	100%	—	Inactive

Corgi Classics Holdings Limited	United Kingdom	100%	—	Investment holding

Corgi Classics Limited	United Kingdom	—	100%	Design, marketing and distribution of die-cast collectibles

Corgi USA, Inc.	Delaware, United States of America	—	100%	Design, marketing and distribution of die-cast collectibles

Icon Collectibles Limited	United Kingdom	—	100%	Inactive

Lledo Collectibles Limited	United Kingdom	—	100%	Inactive

Bassett Lowke Limited	United Kingdom	—	100%	Inactive

Corgi Sales Limited	United Kingdom	—	100%	Inactive

Corgi Toys Limited	United Kingdom	—	100%	Inactive

Blow-ko Limited	United Kingdom	—	100%	Inactive

Bassett Lowke (Railways) Limited	United Kingdom	—	100%	Inactive

Corgi Collectors Limited	United Kingdom	—	100%	Inactive